Exhibit 10.4

Vitro Biopharma, Inc.

2022 Omnibus Incentive Compensation Plan

Notice of Stock Option Grant

You have been granted the following option to purchase shares of the common stock of Vitro Biopharma, Inc. (the “Company”):

Name of Participant:

Total Number of Shares:

Type of Option:	Incentive Stock Option (ISO)

Exercise Price per Share:	$

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:	This option vests and becomes exercisable with respect to twenty-five percent of the shares of common stock of the Company (“Shares”) subject to this option on the first anniversary of the Date of Grant, with each additional twenty-five percent of the Shares subject to this option vesting on the next successive anniversaries of the Date of Grant, such that one hundred percent of the Shares subject to this option become vested on the fourth anniversary of the Date of Grant subject to your Continuous Service (as defined below in the Stock Option Agreement) not being terminated on each such vesting date.

If the Company is subject to a “Change in Control” (As defined in in the Company’s 2022 Omnibus Incentive Compensation Plan (the “Plan”)) and your Continuous Service has not terminated as the closing date of the Change in Control, then the vesting of any then-unvested portion of your option shall accelerate in full such that 100% of the then unvested Shares underlying such option will become vested and exercisable as of the closing date of the Change in Control.

Expiration Date:	[Month] [XX], 20[XX]. This option expires earlier if your Continuous Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 14 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement, both of which are attached to, and made a part of, this document. All capitalized terms used in this Notice of Stock Option Grant shall have the meanings assigned to them in the Stock Option Agreement, the Notice of Stock Option Grant or the Plan.

You further agree to accept by email all documents relating to the Plan or this option and all other documents that the Company is required to deliver to its security holders. You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

Participant	Vitro Biopharma, Inc.

By:
Title:

Vitro Biopharma, Inc.

2022 Omnibus Incentive Compensation Plan

Stock Option Agreement

Grant of Option

Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant, this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares of common stock of the Company (“Shares”) specified in the Notice of Stock Option Grant at the exercise price indicated in the Notice of Stock Option Grant.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Stock Option Grant or the Plan.

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Code as provided in the Notice of Stock Option Grant. However, even though this option is designated as an incentive stock option in the Notice of Stock Option Grant, it shall be deemed to be a nonstatutory stock option to the extent it does not qualify as an incentive stock option under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

Vesting

This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant.

In no event will this option vest or become exercisable for additional Shares after your Continuous Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. However, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary or parent (as determined under Section 424 of the Code), the option expires at the close of business at Company headquarters on the day before the 5th anniversary of the Date of Grant. (This option will expire earlier if your Continuous Service terminates, as described below, and this option may be terminated earlier as provided in Article 14 of the Plan.)

Termination of Continuous Service	If your Continuous Service terminates for any reason, this option will expire immediately to the extent the option is unvested as of your termination date and does not vest as a result of your termination of Continuous Service. The Committee determines when your Continuous Service terminates for all purposes of this option in accordance with the below definition of Continuous Service.

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For purposes of this Agreement, Continuous Service means that your service with the Company, a Subsidiary or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you renders service to the Company, Subsidiary or an Affiliate as an Employee, Consultant or Director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company, a Subsidiary or an Affiliate, will not terminate your Continuous Service.

Notwithstanding the foregoing, for purposes of this option qualifying as an incentive stock option, Continuous Service means that your service with the Company, a Subsidiary or an Affiliate, as an Employee, is not interrupted or terminated. A change in the capacity in which you render service to the Company, a Subsidiary or an Affiliate will be deemed to terminate your Continuous Service in the event you no longer render service to the Company, a Subsidiary or an Affiliate as an Employee.

Regular Termination

If your Continuous Service terminates for any reason except death, total and permanent Disability or Cause (as defined below), then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Notwithstanding anything in this Agreement to the contrary, in no event will your option be exercisable after the Expiration Date.

Death	If your Continuous Service terminates as a result of your death, then this option will expire at the earlier of (i) the close of business at Company headquarters on the date 12 months after the date of death or (ii) the Expiration Date.

Disability	If your Continuous Service terminates because of your Disability, then this option will expire at the earlier of (i) the close of business at Company headquarters on the date 12 months after your termination date or (ii) the Expiration Date.

Termination of Continuous Service for Cause

Notwithstanding anything in this Agreement to the contrary, in the event your Continuous Service is terminated for Cause, you will immediately and automatically forfeit all options granted to you including all vested and unvested rights to purchase Shares thereunder.

If your Continuous Service is terminated as a result of any of the following, as determined by the Committee, you will be considered to have been terminated for Cause:

●	commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the Company’s, its Subsidiaries’ or Affiliates’ integrity, character or reputation, or that would cause harm to the Company’s or its Subsidiaries’ or its Affiliates’ operations or business prospects;

●	breach of a fiduciary duty owed to the Company, its Subsidiaries or its Affiliates;

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●	violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between you and the Company, a Subsidiary or an Affiliate;

●	unauthorized disclosure or use of confidential information or trade secrets of the Company, a Subsidiary or Affiliate;

●	violation of any of the Company’s, its Subsidiaries’ or its Affiliates’ lawful policies or rules, including any applicable code of conduct;

●	commission of criminal activity;

●	failure to reasonably cooperate in any investigation or proceeding concerning the Company, a Subsidiary or an Affiliate; or

●	neglect or misconduct in the performance of your duties and responsibilities, provided that, if curable, you did not cure such neglect or misconduct within ten (10) days after you were provided written notice of such neglect or misconduct.

Notwithstanding the above, if you have an employment agreement with the Company, a Subsidiary or an Affiliate that contains a different definition of cause, then the definition contained in your employment agreement will control. The determination as to whether you are terminated for Cause will be made in the sole discretion of the Company.

Leaves of Absence and Part-Time Work

For purposes of this option, your Continuous Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Continuous Service terminates when the approved leave ends, unless you immediately return to active work; provided, however, if reemployment upon expiration of the approved leave is not guaranteed by statute or contract, then any incentive stock option shall cease to be treated as such and shall instead be treated as a nonstatutory stock option beginning six months following the first day of such leave.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Notice Concerning Incentive Stock Option Treatment	Even though this option is designated as an incentive stock option in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an incentive stock option to the extent that it is exercised: (a) more than three months after the date when you cease to be an Employee for any reason other than death or permanent and Disability, (b) more than 12 months after the date when you cease to be an Employee by reason of permanent and total Disability or death or (c) more than three months after the date when you have been on a leave of absence for 90 days, unless your reemployment rights following such leave were guaranteed by statute or by contract. In the event you sell or otherwise dispose of any of the Shares acquired pursuant to the exercise of the option on or before the later of (i) the date two years after the Date of Grant, or (ii) the date one year after the date of exercise, you will immediately notify the Company in writing of such disposition.

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Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of Shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must submit to the Company a written notice of exercise that identifies this Agreement and states the number of Shares being purchased, in accordance with any instructions or forms provided by the Company. The notice will be effective when the Company receives it. As determined by the Company, in order to effectively exercise your option, you may also be required to execute and provide certain agreements, statements or other evidence that the Company may require, including a joinder agreement to the stockholder agreement of the Company and any documents required by the Company to satisfy itself that the issuance of the Shares upon exercise (and any subsequent resale of the Shares) will be in compliance with applicable laws and regulations and any shareholder agreement of the Company.

In the event of your death, your designated beneficiary may exercise this option to the extent you would have been entitled to as of the date of your death. In order to exercise your option, your beneficiary must be properly designated in writing with the Company and not revoked. In the event you do not have a proper beneficiary designation on file with the Company, the option may be exercised by your estate.

You may only exercise your option for whole Shares.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

●	By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.

●	By delivery to the Company (either by actual delivery or attestation) of previously owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests. The Fair Market Value of the Shares will be determined as of the effective date of the option exercise. The Option may not be exercised by delivery to the Company of previously owned Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Shares.

●	By a combination of the two above methods.

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Withholding Taxes	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include (a) payment in cash, (b) withholding Shares that otherwise would be issued to you when you exercise this option with a Fair Market Value no greater than the minimum amount required to be withheld by law, (c) surrendering Shares that you previously acquired with a Fair Market Value no greater than the minimum amount required to be withheld by law, or (d) withholding cash from other compensation. The Fair Market Value of withheld or surrendered Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Transfer of Option Market Stand-Off Agreement

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary of the estate were you.

If requested by the Company or the managing underwriter pursuant to any proposed public offering of the Company’s securities, you agree that you will not, directly or indirectly, sell, lend, pledge, offer, transfer, make any short sale of, sell any option or contract to purchase, contract to sell, purchase any option or contract to sell, grant any option, right or warrant for the purchase of, otherwise transfer or dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares held by Optionee immediately prior to the effectiveness of the registration statement for such public offering for a period specified by the Company or the managing underwriter for such offering, which period shall not exceed one hundred eighty (180) days following the effective date of the public offering. You further agree to execute such agreements as may be reasonably requested by the Company or the managing underwriter for such offering that are consistent with this provision of the Agreement or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares until the end of such period.

Employment Rights	Your option or this Agreement does not give you the right to be employed by the Company, Subsidiary, or an Affiliate in any capacity. The Company, its Subsidiaries and Affiliates reserve the right to terminate your Continuous Service at any time, with or without Cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, satisfying any applicable withholding taxes, the transfer of the Shares to you by the Company or the transfer agent and your name being been entered as the stockholder of record on the books of the Company. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the Shares acquired upon exercise of this option, shall be subject to any Company recoupment policy in effect from time to time.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this option and the exercise price per Share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Articles 4 and 14 of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Nevada (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Plan, this Agreement and the Notice of Stock Option Grant constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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